                                               FILING PURSUANT TO RULE 424(b)(2)
                                            REGISTRATION STATEMENT NO. 333-88051

                             PROSPECTUS SUPPLEMENT
                    (TO PROSPECTUS DATED SEPTEMBER 29, 1999)

                                2,014,036 SHARES

                                 SUPERGEN, INC.

                                  COMMON STOCK
                               ------------------

    You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

    SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                              SELLING STOCKHOLDERS

    On December 7, 1999, Dunwoody Brokerage Services, Inc. (Dunwoody) transferred its warrants to purchase 30,136 shares of common stock to the following persons, who are all affiliates of Dunwoody:

                                                                                        SHARES OF COMMON
                                                SHARES OF COMMON                          STOCK TO BE
                                               STOCK BENEFICIALLY                      BENEFICIALLY OWNED
                                               OWNED BEFORE OFFER                     AFTER OFFERING UNDER
                                             UNDER THIS PROSPECTUS                     THIS PROSPECTUS(1)
                                             ----------------------   SHARES TO BE   ----------------------
NAME                                         NUMBER(2)   PERCENTAGE     OFFERED       NUMBER     PERCENTAGE
----                                         ---------   ----------   ------------   ---------   ----------
Marc A. Tepper.............................    3,014         *           3,014           0           0%
Andrew V. Riccioni.........................    1,507         *           1,507           0           0%
Michael E. Stough..........................      603         *             603           0           0%
Glenn R. Archer............................    2,000         *           2,000           0           0%
Charles M. Whiteman........................    2,000         *           2,000           0           0%
P. Bradford Hathorn........................    2,000         *           2,000           0           0%
H. Nelson Logan............................      500         *             500           0           0%
James D. Mills.............................      500         *             500           0           0%
Carlton M. Johnson, Jr.....................    2,000         *           2,000           0           0%
Robert L. Hopkins..........................    1,000         *           1,000           0           0%
Dwight B. Bronnum..........................    1,000         *           1,000           0           0%
Kendrick Family Partnership, L.P...........    7,006         *           7,006           0           0%
Eric S. Swartz.............................    7,006         *           7,006           0           0%

*  Represents less than 1% of the outstanding common stock of the Company

------------------------

(1) Assumes the selling stockholders sell all of their shares offered hereby to unaffiliated third parties pursuant to this Prospectus. The selling stockholders may sell all or part of their shares.

(2) Represents, in aggregate, 30,136 shares of common stock issuable upon exercise of immediately exercisable warrants.

                                    GENERAL

    You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.
                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

          The date of this prospectus supplement is December 23, 1999.

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                               TABLE OF CONTENTS

                                          PAGE
                                        --------
PROSPECTUS SUPPLEMENT

Selling Stockholders..................    S-1
General...............................    S-2

PROSPECTUS

Summary...............................      2
Risk Factors..........................      3
Recent Developments...................     11
Where You Can Find More Information...     11
Note Regarding Forward-Looking
  Statements..........................     12
Use of Proceeds.......................     13
Dividend Policy.......................     13
Selling Stockholders..................     13
Plan Of Distribution..................     15
Legal Matters.........................     15
Experts...............................     15

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                                      S-3